Scholastic Sets Price Range For Previously Announced Modified Dutch Auction Tender Offer

NEW YORK, Dec. 21, 2015 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today announced that its Board of Directors has authorized the price range for its intended repurchase of up to $200 million of the Company's common stock through a modified "Dutch Auction" tender offer.

Under the terms of the proposed tender offer, holders of shares of Scholastic common stock will have the opportunity to tender some or all of their shares at a price within the range of $37 to $40 per share. Based upon the number of shares tendered and the prices specified by the tendering stockholders, Scholastic will determine the lowest price per share within the range that will enable it to buy $200 million in shares, or such lesser number of shares that are properly tendered. All shares accepted for payment will be paid the same price, regardless of whether a stockholder tendered such shares at a lower price within the range. At the minimum price of $37 per share, Scholastic would repurchase a maximum of 5,405,405 shares, which represents approximately 16.5% of Scholastic's currently outstanding common stock. At the maximum price of $40 per share, Scholastic would repurchase a maximum of 5,000,000 shares, which represents approximately 15.3% of Scholastic's currently outstanding common stock. Scholastic will fund the repurchase from available cash. The high end of the price range represents approximately a 6.1% premium to Friday's closing price of $37.71 per share.

The tender offer will be subject to various terms and conditions as will be described in offer materials that will be publicly filed and distributed to stockholders at the time of the commencement of the tender offer during the week of December 28, 2015. The Dealer-Manager for the tender offer will be UBS Securities LLC.

Neither Scholastic's management, nor any of its board of directors, executive officers, the dealer manager, the information agent or the depositary will be making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the proposed tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Stockholders should consult their financial and tax advisors in making this decision.

The tender offer described in this press release has not yet commenced. This press release is for information purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Scholastic common stock. The solicitation of offers to purchase shares of Scholastic common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal that Scholastic intends to distribute to stockholders and file with the Securities and Exchange Commission during the week of December 28, 2015.

SCHOLASTIC STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS OF THE TENDER OFFER.

Once the tender offer is commenced copies of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Scholastic will be filing with the Securities and Exchange Commission will be distributed by the Company to the Company's stockholders at no expense to them and will also be available to stockholders free of charge at the Commission's website at www.sec.gov or the investors information section of Scholastic's website at investor.scholastic.com or by directing a request to Gil Dickoff at (212) 343-6741 or investor_relations@scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements, including information concerning the Company's intention to commence a modified Dutch auction tender offer. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

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CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, Media: Kyle Good, (212) 343-4563, kgood@scholastic.com